Exhibit 10.44

First Amendment to Pledge Agreement

This First Amendment to Pledge Agreement (the “First Amendment”) is made as of this 28th day of October, 2004 by and among Ascent Assurance, Inc. (the “Pledgor”) and Credit Suisse First Boston LLC (formerly known as Credit Suisse First Boston Management Corporation) (the “Pledgee”).

WITNESSETH

WHEREAS, the Pledgor and the Pledgee are parties to that certain pledge agreement dated as of April 17, 2001 (the “Pledge Agreement”);

WHEREAS, the Pledgor desires to sell 100% of the capital stock of Westbridge Printing Services, Inc., a wholly owned subsidiary of Pledgor;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Pledgor and Pledgee hereby agree as follows:

ANEX 1 to the Pledge Agreement is deleted in its entirety and replaced with the following:

	Pledged Stock
Company	No. of Shares	Class of Stock	Certificate Nos.
Foundation Financial Services, Inc.	1	common	2
Pacific Casualty
Company, Inc.	1,000	common	1

Section 2. ConditionsThe effectiveness of this First Amendment is expressly conditioned upon receipt by Pledgee of one or more copies of this First Amendment executed by the Pledgor.

Section 3.  Release

(a)

The Pledgee shall deliver to the Pledgor all certificates (or, in the event that such certificates have been lost, stolen or destroyed, an affidavit of that fact) evidencing the Pledged Collateral solely with respect to Westbridge Printing Services, Inc. (the “WPS Collateral”).

(b)	The Pledgee shall execute and deliver such additional documents as may be necessary to evidence the release of any obligations of Pledgor solely with respect to the WPS Collateral.

(c)	The Pledgor is hereby released and discharged from its obligations under the Pledge Agreement with respect to the WPS Collateral.

(d)

Solely with respect to the WPS Collateral, the Pledgor hereby forever releases the Pledgee from all claims it may have against the Pledgee arising out of the Pledge Agreement and acknowledges that the Pledgee has no further obligations or liabilities owing to the Pledgor.

Section 4. Ratification. Except as modified above, all other terms and provisions of the Pledge Agreement, and any other related agreements shall continue in full force and effect and are hereby ratified and confirmed by the Pledgor and the Pledgee.

Section 5.  Binding Effect. This First Amendment shall be binding upon the Pledgor and its successors and assigns and inure to the benefit of Pledgee and its successors and assigns.

Section 6.  Entire Agreement. This First Amendment contains the entire agreement between the parties relating to the subject matter hereof and supercedes all oral statements and prior writings with respect thereto.

Section 7.  Counterparts. This First Amendment may be executed in multiple counterparts, all of which taken together shall constitute one instrument.

Section 8.  Governing Law. THIS FIRST AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF THE LAWS PRINCIPLES THEREOF.

IN WITNESS THEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered as of the day and year first above written.

PLEDGOR:

ASCENT ASSURANCE, INC.

By /Cynthia B. Koenig/
Name: Cynthia B. Koenig
Title: SVP, CFO & Treasurer

PLEDGEE:

CREDIT SUISSE FIRST BOSTON MANAGEMENT LLC

By /Alan Freudenstein/
Name: Alan Freudenstein
Title: President